Exhibit 35.4

EXHIBIT 35.4

SERVICER COMPLIANCE STATEMENT

Banc of America Card Servicing Corporation

BA Credit Card Trust

The undersigned, a duly authorized officer of Banc of America Card Servicing Corporation (“BACSC”), as Subservicer (the “Subservicer”) pursuant to the Delegation of Servicing Agreement dated as of May 22, 2006 (as amended from time to time, the “Agreement”) by and between Bank of America, National Association (USA) and BACSC, does hereby certify that:

1.	BACSC is Subservicer under the Agreement.

2.	A review of the Subservicer’s activities during the period from and including May 10, 2006 through and including June 30, 2006 and of its performance under the Agreement has been made under my supervision.

3.	To the best of my knowledge, based on such review, BACSC has fulfilled all of its obligations in all material respects under the Agreement throughout such period.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate this 25th day of September 2006.

By:	/s/ Greg W. Hobby
Name:	Greg Hobby
Title:	Senior Vice President